Exhibit 10.1

AMENDMENT TO THE

FATHOM HOLDINGS INC.

2019 omnibus STOCK INCENTIVE PLAN

WHEREAS, the Board of Directors of Fathom Holdings Inc. (the “Company”) deem it to be in the best interests of the Company to amend, and to have approved at the next annual meeting of the shareholders of the Company, the amendment of the Fathom Holdings Inc. 2019 Omnibus Stock Incentive Plan (the “Plan”) as set forth below, effective October 20, 2021;

NOW, THEREFORE, the Plan shall be amended as follows.

1. Section 3 of the Plan is deleted in its entirety and the following substituted in lieu thereof:

3.       Stock Subject to the Plan.

(a)     Subject to adjustment as described in Section 13 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Two Million Sixty Thousand Seven Hundred Seventy-Eight (2,060,778) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)     Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan, except that the maximum aggregate number of Shares which may be issued pursuant to the exercise of Incentive Stock Options shall not exceed the number specified in Section 3(a). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited or repurchased by the Company, such Shares shall become available for future grant under the Plan. In the event any Option or other Award granted under the Plan is exercised through the tendering of Shares (either actually or through attestation), or in the event tax withholding obligations are satisfied by tendering or withholding Shares, any Shares so tendered or withheld shall not again be available for awards under the Plan. To the extent that cash in lieu of Shares is delivered upon the exercise of a SAR pursuant to Section 6(m), the Company shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the number of Shares that it was entitled to issue upon such exercise or on the exercise of any related Option, notwithstanding that cash was issued in lieu of such Shares. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options shall not be available for awards under the Plan.

2. Except as herein amended, the terms and provisions of the Plan shall remain in full force and effect as originally adopted and approved, as amended to date.

IN WITNESS WHEREOF, the undersigned officer of the Company attests that the foregoing Amendment to the Fathom Holdings Inc. 2019 Omnibus Stock Incentive Plan was adopted by the Company’s Board of Directors on August 22, 2021.

FATHOM HOLDINGS INC.

By:	/s/ Joshua Harley
Joshua Harley
Chief Executive Officer